U.S. Offer to Purchase for Cash
All Ordinary Shares held by U.S. Holders and
All Ordinary Shares represented by Outstanding American Depositary Shares of

Genset S.A.

at

the U.S. Dollar Equivalent

of

EUR 8.19 Net Per Ordinary Share

and

EUR 2.73 Net Per one-third Ordinary Share represented by an American Depositary Share by

Serono France Holding S.A.
a wholly-owned subsidiary of

Serono S.A.

pursuant to the U.S. Offer to Purchase dated May 15, 2003

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON FRIDAY, JUNE 13, 2003, UNLESS THE U.S. OFFER IS EXTENDED.

May 15, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Serono France Holding S.A., organized as a company under the laws of France ("Purchaser"), a wholly-owned subsidiary of Serono S.A., organized as a company under the laws of Switzerland, to act as Information Agent in the United States in connection with Purchaser's offer to purchase all ordinary shares, nominal value EUR 3.00 ("Shares"), of Genset S.A. held by U.S. holders and all Shares represented by American Depositary Shares of Genset ("ADSs"), at the U.S. dollar equivalent of EUR 8.19 per Share and EUR 2.73 per one-third Share represented by an ADS, in each case net to the seller in cash, less any required withholding taxes and currency exchange costs and without interest thereon and upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated May 15, 2003 (the "U.S. Offer to Purchase"), and in the related ADS Letter of Transmittal and Share Form of Acceptance (which, together with the U.S. Offer to Purchase, each as amended or supplemented from time to time, constitute the "U.S. Offer").

        The U.S. Offer is being made in conjunction with a concurrent offer in France (together with the U.S. Offer, the "Offers"). In France, Purchaser is seeking to acquire all outstanding Shares owned by non-U.S. holders at the same price offered in the U.S. Offer and all outstanding bonds issued by Genset S.A. that are convertible or exchangeable into new or existing Shares ("OCEANEs"), all of which are owned by non-U.S. holders, for EUR 107.05 per OCEANE. Please furnish copies of the enclosed materials to those of your clients for whose account you hold Shares in your name or in the name of your nominee.

        Enclosed herewith are the following documents:

  1.
  The U.S. Offer to Purchase, dated May 15, 2003;

  2.
  A printed form of a letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the U.S. Offer;

  3.
  The Share Form of Acceptance to be used by holders of Shares in accepting the U.S. Offer and tendering Shares;

  4.
  The ADS Letter of Transmittal (which constitutes part of the U.S. Offer and is being provided for information purposes only);

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

  6.
  A copy of Genset's Solicitation/Recommendation Statement on Schedule 14D-9; and

  7.
  The return envelope addressed to The Bank of New York (as Receiving Agent).

        Shares represented by ADSs cannot be tendered by means of the enclosed Share Form of Acceptance (which is exclusively for use in respect of Shares). If your clients hold ADSs you should use the enclosed ADS Letter of Transmittal for tendering Shares represented by ADSs into the U.S. Offer by following the instructions set forth on such form. Additional information can be obtained from the Information Agent for the U.S. Offer at (800) 322-2885.

        We urge you to contact your clients as promptly as possible.

        Please note the following:

  1.
  The U.S. Offer is being made for all outstanding Shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act) and all Shares represented by ADSs. Purchaser will, upon the terms and subject to the conditions of the U.S. Offer, purchase the Shares, including Shares represented by ADSs, validly tendered and not withdrawn before the expiration date of the U.S. Offer. The term "Expiration Date" means 12:00 noon, New York City time, on Friday, June 13, 2003, or if the U.S. Offer is extended, the latest time and date at which the U.S. Offer, as so extended by Purchaser, will expire.

  2.
  The U.S. Offer is open to all holders of ADSs and to all U.S. holders of Shares. See Section 1 of the U.S. Offer to Purchase.

  3.
  The price to be paid in the U.S. Offer for Shares is the U.S. dollar equivalent of EUR 8.19 per Share, net to the seller in cash, less any required withholding taxes and currency exchange costs and without interest thereon, as set forth in the U.S. Offer to Purchase.

  4.
  Tendering holders will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Shares by Purchaser pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding at a rate of 30% may be required, unless the required taxpayer identification information is provided. See Instruction 6 of the Share Form of Acceptance.

  5.
  Upon completion of the Offers, all Shares, including Shares represented by ADSs, that have not been tendered will be converted, as part of the mandatory squeeze-out that follows the Offers, into the right to receive the same consideration as that offered in the Offers.

        Notwithstanding any other provisions of the U.S. Offer, in all cases, payment for Shares accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) a confirmation of book entry transfer with respect to such Shares, (b) a Share Form of Acceptance (or manually executed copy thereof), properly completed and duly executed, and (c) any other documents required by the Share Form of Acceptance. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares, regardless of any extension of the U.S. Offer or any delay in making such payment.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Receiving Agent as described in the U.S. Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the U.S. Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. The U.S. Offer and withdrawal rights will expire at 12:00 noon, New York City time, on Friday, June 13, 2003, unless the U.S. Offer is extended.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the U.S. Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser's expense.

Very truly yours,
MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PURCHASER, SERONO, GENSET, THE INFORMATION AGENT, THE RECEIVING AGENT OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE U.S. OFFER NOT CONTAINED IN THE U.S. OFFER TO PURCHASE OR THE SHARE FORM OF ACCEPTANCE.

The Information Agent for the U.S. Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or

Call Toll-Free (800) 322-2885
Email:proxy@mackenziepartners.com